Exhibit 99.1

FMC Corporation
1735 Market Street
Philadelphia, PA 19103
USA
News Release	215.299.6000
fmc.com

For Release: Immediate

FMC Media Contact: Jim Fitzwater - 215.299.6633
james.fitzwater@fmc.com
FMC Investor Relations Contact: Alisha Bellezza - 215.299.6119
ir@fmc.com

FMC Corporation Announces Election of K'Lynne Johnson to Board of Directors

PHILADELPHIA, September 24, 2013 - FMC Corporation (NYSE:FMC) announced the election of K'Lynne Johnson to the company's Board of Directors, effective September 23, 2013. Johnson's election increases the board's size to 11 members.
Johnson is CEO and president of Elevance Renewable Sciences, Inc., a Chicago-based global specialty chemicals company that transforms natural oils into high-performance, cost-effective and eco-friendly alternatives to petrochemicals. Elevance products and technologies are used in personal care products, detergents and cleaners, lubricants and additives, engineered polymers and other specialty chemicals markets.
“We are pleased to welcome K'Lynne to the FMC board,” said Pierre Brondeau, FMC president, CEO, and chairman. “She has broad industry experience at both large and small companies, and her extensive knowledge of markets that are served by renewable, bio-based materials will complement many of our businesses.”
Prior to being named CEO and president of Elevance, Johnson was senior vice president of the global derivatives operating company within BP Innovene, one of the world's largest global petrochemical and refining companies. She has served in a variety of leadership and executive positions for more than 20 years at Amoco, BP Chemicals, Innovene and Elevance. Johnson earned a bachelor's degree in Organizational Psychology and a master's in Organizational Behavior from Brigham Young University.
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Page 2/ FMC Corporation Announces Election of K'Lynne Johnson to Board of Directors

“I'm excited to join the board of one of the chemical industry's most respected, fastest growing companies,” said Johnson. “FMC's board and management team are executing an aggressive growth strategy, and I look forward to contributing and helping the company enhance long-term shareholder value.”

About FMC
FMC Corporation is a diversified chemical company serving agricultural, industrial, environmental, and consumer markets globally for more than a century with innovative solutions, applications and quality products. In 2012, FMC had annual sales of approximately $3.7 billion. The company employs approximately 6,000 people throughout the world, and operates its businesses in four segments: FMC Agricultural Solutions, FMC Health and Nutrition, FMC Minerals, and FMC Peroxygens. For more information, visit www.FMC.com.
Safe Harbor Statement under the Private Securities Act of 1995: Statements in this news release that are forward-looking statements are subject to various risks and uncertainties concerning specific factors described in FMC Corporation's 2012 Form 10-K and other SEC filings. Such information contained herein represents management's best judgment as of the date hereof based on information currently available. FMC Corporation does not intend to update this information and disclaims any legal obligation to the contrary. Historical information is not necessarily indicative of future performance.
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